Exhibit 99.1

TERM SHEET
FOR THE PROPOSED ACQUISITION OF SUBSTANTIALLY
ALL OF THE ASSETS OF
ION METRICS, INCORPORATED BY
IMPLANT SCIENCES CORPORTATION
February 12, 2008

This Term Sheet sets forth the primary provisions of an agreement in principle, the details of which are to be negotiated, whereby Implant Sciences Corporation proposes to acquire substantially all of the assets and certain enumerated liabilities of Ion Metrics, Inc., (the “Acquisition,” or “Transaction”).  This Term Sheet is intended to constitute a binding agreement in principle between Ion Metrics, Inc. and Implant Sciences Corporation (the “Parties”).  The proposed terms and conditions of the Acquisition include the following:

1.	Buyer: Implant Sciences Corporation (“IMX” or “Buyer”), a publicly traded Massachusetts corporation, with offices at 107 Audubon Road, Wakefield, MA 01880.

2.	Seller: Ion Metrics, Inc., (“IMI” or “Seller”) a privately-held California corporation with its principal offices at 11558 Sorrento Valley Road, San Diego, CA 92121.

3.
Timing.   Both parties agree to work in concert toward execution of definitive agreements and transaction consummation as soon as reasonably practicable with a view to a closing on or before March 15, 2008 (“Closing Date”).

4.	Transaction Consideration. Subject to the terms this paragraph, the value of this transaction is detailed as follows:

IMX shall issue at closing (“Date of Issuance”) Two Million (2,000,000) shares of IMX Common Stock (the “Shares”).  The Company shall deliver such shares within 30 days of the closing date bearing the appropriate restrictive legend pursuant to the Securities and Exchange Commission’s Rule 144.  Notwithstanding the times specified for the issuance of shares, all share issuances provided hereunder shall be subject to the rules of the American Stock Exchange, provided that IMX shall file any documentation required to obtain the approval of the American Stock Exchange for such issuance within ten business days of the Date of Issuance contemplated in this paragraph, and use its best efforts to effectuate such issuances at the earliest practicable time.

5.
Restriction on Shares.   The Shares will be “restricted securities” within the meaning of SEC Rule 144 and subject to the provisions of such rule.  The Parties agree that prior to Closing, they will work together to define a plan to achieve an acceptable level of non-disruptive liquidity for the recipients of the Shares associated with this Transaction (the “IMI Shareholders’ Liquidity Plan”).  Such plan will include the recipients of the Shares receiving piggy-back registration rights.

6.
Transaction Form.  The form of the transaction will be to effect a tax-free reorganization, as outlined in Regulation 368 of the IRS tax code, also known as a “forward triangular merger,” pursuant to which IMI will merge into and with a wholly-owned acquisition subsidiary of IMX under Section 368(a)(2)(D) of the Internal Revenue Code.  Immediately prior to such forward triangular merger, IMI will assign to its shareholders, on a  pro rata basis, certain assets and liabilities of IMI that will not be included in the merger and not assumed by IMX as contemplated in Section 8 and 9 below.

7.	Assets to be Acquired. IMX will acquire all IMI’s assets, including the following:

•	MS, IMS, DMS, vacuum pumps, and any and all other technology and associated documentation such as drawings, bills of material, test data, CAD files, etc.;

•	Intellectual property and other intangible assets (i.e., software, know how, patents, trade secrets, company name, trademarks, names, customer lists, licenses, etc);

•	Customer and government contracts;

•	Property, plant and equipment;

•	Deposits;

•	Rights associated with the Exclusive Sublicense Agreement between Ferran Scientific (“FS”) and IMI (in the form made available to IMX), and;

•	Any assignable rights identified in the Horiba Agreement (in the form made available to IMX) or any other agreement which IMI may have in place;

•	Any assignable rights and obligations identified with the ADA Memorandum of Understanding; and,

•	All cash and accounts receivable.

8.	Liabilities. IMX will assume the following enumerated liabilities as disclosed on the January 31, 2008 pro forma balance sheet provided to IMX:

•	Notes payable, subject to the renegotiation of maturity dates, and respective accrued interest

•	The accrued lease payment liability to FS; and

•	The responsibilities defined in the Master Alliance Agreement between IMI and FS (in the form made available to IMX)

IMI will fully satisfy all obligations including but not limited to, employee related obligations, accrued wages, accrued vacation, accrued sick or personal time and all existing IMI employment or severance agreements with IMI employees, up to the day prior to Closing.

9.	Tax Issues. Seller shall be responsible for (and shall pay) all of Seller’s taxes due as of the Closing Date and for all taxable periods up to the day before the Closing Date.

10.
Board Observation Rights. As a condition to Closing, IMX will grant one representative of the IMI shareholders the right to attend IMX Board of Directors’ meetings as an observer.  The Board observation rights will be limited in time to the lock up period with respect to the Shares received in the Transaction. The initial board observer will be David J. Ferran but the IMX Chairman will have the right to request a substitution.  In such event, IMI will designate a new board observer who is not currently involved with or related to IMI, and IMX will not unreasonably object to the newly designated board observer.  Observation rights will include the right to receive:  (a) copies of all correspondences between IMX management and the IMX board; (b) proper notice and attendance rights for all IMX board meetings whether telephonic or face to face; and (c) copies of any external correspondence between IMX board and external parties.

11.	Horiba Relationship. IMI shall facilitate an arrangement with FS to forward any future communications with Horiba relating to any technical or business collaborations to IMX.

12.	Non-Compete. Non-compete while an employee or a consultant of IMX and for two years thereafter.

13.	Inventory. The concurrence of FS to give rights of first refusal to IMX for any product related inventory available for purchase at cost.

14.
Employment and Continuing Relationships.   In anticipation of a formal offer of employment, prior to Closing, the Parties shall determine in writing, the role, responsibilities, and compensation to be paid to key members of IMI, specifically including Robert Ferran, David Ferran, Said Boumsellek and Tan Choeun.  Such responsibilities shall be at a level commensurate with the knowledge, skills, experience, and background of these individuals, in accordance with IMX policies.  It is expected that a consulting agreement will be entered into between IMX and Tom Kuehn.  IMX will determine, in consultation with IMI’s senior management, which other IMI employees will be offered employment effective as of the Closing.

15.	Conduct of Business. From the date of this Term Sheet until the Closing Date, IMI agrees to continue to operate its business in the ordinary course and further agrees that it will not:

a)
Enter into any transaction or agreement or take any action out of the ordinary course of business, including any transaction or commitment or series of related transactions greater than US $10,000 without the prior approval of IMX, such approval to not be unreasonably withheld, other than selling services consistent with past practices;

b)	License any of its intellectual property;

c)	Enter into or extend any exclusive or preferred arrangements unless they are terminable within 30 days by IMI;

d)	Make any declaration of dividends, or grant new stock options, warrants, or issue shares of capital stock or rights exercisable for or convertible into capital stock;

e)	Enter into any new employment agreements with employees, amend or terminate any existing employment agreements with current employees, or increase compensation of any existing employee; and,

f)	Enter into any new debt agreements.

16.
Due Diligence Access.   IMI shall grant IMX and its representative’s access to the books, records, technology and personnel of the IMI business as necessary to complete IMX’s due diligence investigation.  IMX and IMI will jointly agree on a list of IMI customers to be contacted together as part of IMX’s due diligence.

IMX shall grant IMI and its representative’s access to the books, records, technology and personnel of the IMX business as necessary to complete IMI’s due diligence investigation.  IMX and IMI will jointly agree on a list of IMX customers to be contacted together as part of IMI’s due diligence.

The closing of the Acquisition is contingent upon satisfactory completion of due diligence by IMX and IMI.

17.
Meeting of IMI’s Shareholders.   IMI’s Board of Directors will call a meeting or solicit the written consent of shareholders to vote on the Transaction and will recommend a vote in favor of the Transaction.

18.	Meeting of IMX Board of Directors. The Chairman of the Board of IMX will call a meeting of the Board of Directors to vote on the Transaction and will recommend a vote in favor of the Transaction.

19.
Representations and Warranties.   The IMI shareholders and IMX will make representations and warranties customary for a transaction of this type, addressing, among other issues:  (a) clear title to the assets; (b) no undisclosed liabilities; (c) environmental or other regulatory matters; (d) quality of assets; and (e) indemnification and limits thereof.  Additional representations may be added based upon due diligence review.

20.
Simultaneous Signing and Closing.   The Acquisition will be effected pursuant to mutually agreed definitive documents to be executed and delivered by IMX and IMI and the parties shall endeavor to effect the closing concurrently with the signing of the definitive documents.  Conditions to closing shall include:

a)	Regulatory approvals, no injunctions, actions, etc.;

b)	Approval by all IMI directors and shareholders;

c)	Satisfactory completion of due diligence review by IMX and its counsel;

d)	Approval by IMX directors;

e)	Satisfactory completion of due diligence by IMI and its counsel;

f)	Acknowledgment/sign off by Horiba STEC;

g)	IMI’s agreement to a lock-up period measured from Date of Issuance;

h)	No material adverse change with respect to IMI, IMX or their respective businesses;

i)	All required third party consents;

j)	The establishment of the IMI Shareholders’ Liquidity Plan, including a registration rights agreement providing piggy-back registration rights to the recipients of the Shares; and

k)	Other customary conditions.

21.	Fees and Expenses. Each party will pay the fees of its own attorneys, accountants, investment bankers, advisors and other professionals incurred in connection with the proposed transaction.

22.	Broker. Broker fees, if any, are the responsibility of the respective Parties.

23.
Confidentiality.   IMX and IMI each agree to prevent the unauthorized use or disclosure of any confidential information concerning the other party that has been disclosed to it previously or is disclosed during the course of the negotiation and investigation contemplated by this Term Sheet.  The parties also agree to maintain the confidentiality of the Acquisition and any negotiations between the parties, except that the Parties will prepare and issue a mutually agreed press release announcing the agreement in principle set forth in this Term Sheet.  The confidentiality agreement dated August 1, 2006 is in full force and effect.

24.	Non-Solicitation. In the event that the Acquisition fails to close, IMX and IMI mutually agree that, for a period of two years, they will not solicit any employee of the Parties.

25.
Escrow Arrangement.   At the Closing, IMX will deposit 20% of the Shares into an escrow account for a period of up to one year (subject to extension for claims pending at expiration of the escrow period pursuant to a customary procedure set forth in the escrow agreement) to serve as sole recourse (except with respect to claims for fraud) for payment of indemnification claims arising from breaches of IMI representations and warranties.  In order to maintain an equal limit on the parties’ indemnification liabilities, IMX’s indemnification liability to IMI shareholders will be limited to the value of the IMX shares placed by IMI into escrow at closing. The escrow agreement will be subject to a $25,000 “basket” threshold that must be reached before claims for indemnification by IMX can be satisfied against the escrowed Shares and other customary terms and conditions.   In the event any claims for indemnification by IMX are satisfied against the escrowed Shares, the value of such Shares at Closing will be used for determining the number of escrowed Shares to be surrendered to IMX in satisfaction of such indemnification claims.

26.
Termination.   This Term Sheet will remain in effect unless terminated by mutual agreement of the Parties in writing or superseded by the execution of definitive Transaction agreements.  In addition, either Party may terminate this Term Sheet if the definitive Transaction agreements have not been signed by March 31, 2008; provided, however, that such right to terminate this Term Sheet will not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the definitive Transaction agreements to be signed on or before such date.  The paragraphs above entitled “Confidentiality”, and “Non-Solicitation,” shall survive termination of this Term Sheet.

27.	Governing Law. This Term Sheet and the definitive agreements shall be governed by the laws of the Commonwealth of Massachusetts.

28.
No Shop.   From today until the closing of the Transaction or the termination of this Term Sheet, whichever is first, IMI shall not solicit any proposals for sale of the assets or operations of IMI, or any substantial part thereof, or respond to any unsolicited proposals, or have such discussions with third parties.

29.
Break-up Fee. In consideration of each party devoting time and resources to continue its due diligence activities and the negotiation and preparation of the Acquisition definitive documents, each party agrees that, in the event a party completes its due diligence and such due diligence does not reveal conditions about the other Party that are materially adverse from those already known at the time of this Term Sheet, but such Party nonetheless fails to execute the definitive documents, such party agrees to pay to the other party as liquidated damages the amount of $75,000 incurred in connection with the negotiation, preparation and execution of the Acquisition definitive documents and the conduct of due diligence.

AGREED AND ACCEPTED:

Implant Sciences Corporation                                                         Ion Metrics, Incorporated

By:  /s/ Phillip C. Thomas                                                                          By:   /s/ David Ferran

Name:   Phillip C. Thomas                                                                          Name:   David Ferran

Title:  CHAIRMAN AND CEO                                                                 Title:   EXECUTIVE CHAIRMAN